EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated October 29, 2007, is by and between GREATBATCH LTD., a New York corporation and its wholly owned subsidiary, CARDINAL ACQUISITION CORPORATION, a Delaware corporation with a principal place of business at 9645 Wehrle Drive, Clarence, New York 14031 (collectively, "Purchaser") and QUAN EMERTEQ, LLC, a Minnesota limited liability company with a principal place of business at 10675 Naples Street NE, Blaine, Minnesota 55449 ("Seller").

                                    RECITALS:

         Purchaser desires to purchase and accept from Seller, and Seller desires to sell and transfer to Purchaser, substantially all of the assets of the Business upon the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

         (a) "Accounts Payable" means, as set forth on Schedule 1.1(a), (i) all bona fide accounts payable of Seller related to the Business, including amounts owed to Seller's landlord, Farrell Properties, LLC, as of the Closing Date to the extent reflected on the Closing Statement and (ii) all checks written on bank accounts of Seller prior to the Closing Date which have not cleared as of the Closing Date and are not included in item 1.1(a)(i).

         (b) "Accounts Receivable" means all bona fide accounts receivable, notes receivable, and other amounts payable to Seller in connection with the Business as of the Closing Date including, but not limited to, the accounts receivable set forth on Schedule 1.1(b).

         (c) "Accrued Liabilities" means all accrued expenses of Seller related to the Business of the type shown on Schedule 2.4, including, but not limited to, (i) sick pay, paid time off, and personal days earned or incurred prior to the Closing Date, whenever payable and (ii) short term disability benefits earned or incurred prior to the Closing Date.

         (d) "Affiliate" means, as to any Person, any other Person who directly or indirectly controls, is under common control with or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

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         (e) "Agreement" means, unless the context otherwise requires, this
Asset Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

         (f) "Assumed Contracts" means, except for the Excluded Contracts, all of the Seller's Contracts.

         (g) "Assumed Liabilities" means (i) the Accounts Payable, (ii) the Accrued Liabilities, (iii) the Retention Payments, (iv) the Purchaser Employee Bonus Payment, (v) the Seller Employee Bonus Payment, and (vi) liabilities under the Assumed Contracts arising or performed after the Closing Date (other than any liability which results from, arises out of or relates to any breach of contract, tort, infringement or violation of law with respect to periods prior to the Closing Date).

         (h) "Business" means the design, development and manufacture of certain medical device products by Seller and Seller's Predecessors including, but not limited to, lead systems, ablation products, delivery systems and catheters.

         (i) "Business Records" means originals or true copies of all operating data and records of Seller relating to the Business, including financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, written operating methods and procedures, other information related to the Purchased Assets, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Business, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business.

         (j) "Cash" means all cash and cash equivalents of Seller.

         (k) "Charter Documents" means the Seller's Articles of Organization and Operating Agreement in effect on the date hereof.

         (l) "Closing Date" means November 16, 2007 or such other date that the Closing occurs as determined by the mutual agreement of the parties.

         (m) "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         (n) "Confidential Information" has the meaning set forth in Section 6.8(b).

         (o) "Contracts" means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee or other legally binding commitment or obligation, whether oral or written.

         (p) "Customer Lists" means all past and current customer lists and lists of potential customers of the Business.


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         (q) "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to any of the Purchased Assets.

         (r) "Enforceability Limitations" means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and (ii) the discretion of the appropriate Governmental Authority with respect to specific performance, injunctive relief or other terms of equitable remedies.

         (s) "Environmental Claim" means any notice of violation, notice of potential or actual responsibility or liability, or Proceeding (including those for contribution and/or indemnity) by any Governmental Authority or other Person for any damage (including personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential damages, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on environmental Permits) resulting from or relating to the following conditions, circumstances or acts existing or occurring before the Closing Date: (i) the presence of, a Release or threatened Release into the environment of, or exposure to, any Hazardous Substances, at, in, by or from any of the Facilities, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances at or in connection with the operation of any of the Facilities, (iii) the violation, or alleged violation, of any Environmental Laws at or in connection with the operation of any of the Facilities, or (iv) the non-compliance or alleged non-compliance with any Environmental Laws at or in connection with the operation of any of the Facilities.

         (t) "Environmental Laws" means any applicable Governmental Requirements and any licenses, permits, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority in any jurisdiction, in effect as of the Closing Date, relating to pollution or protection of public health or the environment (including any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, Release or threatened Release of, any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended and all similar or analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

         (u) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         (v) "Excluded Assets" means the following assets of Seller:


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               (i) any bank accounts;

               (ii) any Cash;

               (iii) any rights of Seller under this Agreement and the other Transaction Documents;

               (iv) any Tax records of Seller;

               (v) any Insurance of Seller;

               (vi) any rights specifically relating to Excluded Contracts, the Employee Benefit Plans or assets specifically relating to the Excluded Liabilities, and the documents evidencing or otherwise relating to the foregoing; and

               (vii) any tax credits and tax refunds owing to Seller for the period of time prior to the Closing Date.

               (viii) the items described on Schedule 1.1(v)(viii);

               (ix) any claims under Assumed Contracts relating to events prior to Closing to the extent not included in Accounts Receivable; and

               (x) the vehicles described on Schedule 1.1(v)(x).

               (w) "Excluded Contracts" means those Contracts set forth on
Schedule 1.1(w).

               (x) "Excluded Liabilities" means any liability or obligation of every nature of Seller or its Affiliates other than the Assumed Liabilities.

               (y) "Facilities" means any real property ever owned or leased by Seller or any of its Predecessors.

               (z) "Financial Statements" means (a) the balance sheet of Seller and its Predecessor as of December 31, 2006 and the related statements of income and expense, cash flows and members' equity (including related notes, if any) for the twelve (12) months ended December 31, 2006, and (b) the balance sheet of Seller as of June 30, 2007 and the related statements of income and expense, cash flows and members equity (including related notes, if any) for the six (6) months ended June 30, 2007 (the "Interim Financial Statements"), as delivered to the Purchaser.

         (aa) "GAAP" means, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable) consistent with the Financial Statements.

         (bb) "Goodwill" means the goodwill of the Business.


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         (cc) "Governmental Authority" means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body.

         (dd) "Governmental Requirement" means any published law, statute, regulation, ordinance, rule, directive or, code, and any order, judgment, writ, injunction, decree or award of any Governmental Authority, in each case, now in effect.

         (ee) "Hazardous Substances" means any pollutants, contaminants, substances, hazardous and/or toxic chemicals, carcinogens, wastes, and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

         (ff) "Indemnified Party" means either Seller Indemnified Party pursuant to Section 9.3 or Purchaser Indemnified Party pursuant to Section 9.2.

         (gg) "Indemnifying Party" means either Seller pursuant to Section 9.2 or Purchaser pursuant to Section 9.3.

         (hh) "Independent Accountants" means any independent accounting firm mutually acceptable to Seller and Purchaser.

         (ii) "Intellectual Property" means all intellectual property, including
(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, know-how, compositions, supplier lists, pricing and cost information and business and marketing plans and proposals),
(vi) all computer software (including data and related documentation and software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

         (jj) "Inventory" means all raw material, work-in-process and finished goods inventories of the Business, wherever located.

         (kk) "Janus Medical" means Janus Medical, LLC, a Minnesota limited liability company, that is owned entirely by those officers and employees of Seller set forth on Schedule 1.1(kk).


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         (ll) "Knowledge" means the actual knowledge of any of the Seller's officers, directors or Members after making reasonable inquiry concerning the existence of such fact or other matter.

         (mm) "Losses" means all losses, liabilities, deficiencies, damages (including indirect or consequential damages), encumbrances, fines, penalties, claims, costs and expenses (including all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement), court costs and reasonable legal and accounting fees and disbursements.

         (nn) "Material Adverse Effect" means:

               (i) with respect to Seller, an effect that is or would reasonably be expected to be materially adverse (A) to the Business, results of operations or financial condition of Seller; or (B) to Seller's ability to perform any of its material obligations under this Agreement or to consummate the transactions contemplated in this Agreement; or

               (ii) with respect to Purchaser, an effect that is or would reasonably be expect to be materially adverse (A) to the business, results of operation or financial condition of Purchaser and its Affiliates, considered as a whole; or (B) to Purchaser's ability to perform any of its material obligations under this Agreement or to consummate the transactions contemplated in the Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is: (A) general changes in conditions in the medical device or health care industry, in the financial markets or in the global or United States economy so long as any such change does not materially affect the referenced party to a materially different extent than other similarly situated Persons, (B) any action or omission of Seller or Purchaser in contemplation of the transactions set forth in the Agreement, and (C) the announcement of the transactions contemplated hereby.

         (oo) "Member" means all those Persons who hold membership interests in the Seller as of the date hereof.

         (pp) "Net Working Capital" means current assets minus current liabilities of the Company, calculated in the manner set forth on Schedule 2.4.

         (qq) "Other Current Assets" means all current assets of the Business other than Accounts Receivable, prepaid Taxes and prepaid expenses relating to any Income Tax Liability, to the extent reflected on the Final Net Working Capital Statement.

         (rr) "Permitted Encumbrances" means (i) liens for Taxes not yet due and payable, and (ii) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent.

         (ss) "Permits" means all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted, as set forth on Schedule 4.6.


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         (tt) "Person" means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

         (uu) "Predecessors" means Quan Emerteq Holding, Inc.

         (vv) "Proceeding" means any claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

         (ww) "Product Liability" means any liability, claim or expense (including attorneys' fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent design or manufacture of product, negligent provision for services, product recall, or any other liability, claim or expense arising from the design, manufacture, packaging, labeling (including instructions for use), marketing, or sale of products.

         (xx) "Purchased Assets" means all right, title and interest of Seller in and to all of the assets of Seller relating to the Business of whatsoever nature, tangible or intangible, real or personal, including the following (except to the extent an Excluded Asset):

               (i) the Accounts Receivable;

               (ii) the Assumed Contracts;

               (iii) the Business Records;

               (iv) the Customer Lists;

               (v) the Goodwill;

               (vi) the Other Current Assets;

               (vii) the Intellectual Property owned by Seller or used in the Business;

               (viii) the Tangible Personal Property;

               (ix) the Permits (to the extent assignable); and

               (x) the Inventory.

         (yy) "Purchase Price" means the purchase price for the Purchased Assets which is an amount equal to Fifty-Five Million Dollars ($55,000,000), increased or decreased by the Working Capital Adjustment.

         (zz) "Related Person" means any Member, director, or officer of Seller or any other direct or indirect beneficial owner of Seller, any Person related to any such Member, director, or officer or beneficial owner by blood or marriage, or any limited liability company, partnership, corporation, trust or other entity in which any such person has a substantial interest as a member, partner, shareholder, trustee or otherwise.


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         (aaa) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment which could give rise to an Environmental Claim or which is required to be reported pursuant to 40 C.F.R. 302 or 355, or any analogous Environmental Law.

         (bbb) "Representative" means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

         (ccc) "Subsidiaries" means an affiliate controlled by Seller, directly or indirectly, through one or more intermediaries.

         (ddd) "Tangible Personal Property" means all tangible personal property of the Business owned or leased by Seller or in which Seller has any interest, including, without limitation, all production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, tooling, supplies and other tangible assets, where ever located, together with any transferable manufacturer or vendor warranties related thereto.

         (eee) "Target Net Working Capital" means Two Million Seven Hundred Fifteen Thousand ($2,715,000).

         (fff) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         (ggg) "Tax Liability" means liability for any Taxes owing by the Seller to any Governmental Authority attributable to the operations and activities of, or otherwise incurred by or existing with respect to, the Seller for any period ending on or prior to the Closing Date, including Taxes computed through the Closing Date with respect to any partial year on a closing-of-the-books basis as if such partial year ended at the close of business on the Closing Date.

         (hhh) "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

         (iii) "Transaction Documents" means this Agreement, the Employment Agreements, the Lease and the bills of sale, assignments, instruments and other documents described in Section 3.2(a) and Section 3.3(a).

         (jjj) "Working Capital Adjustment" means (i) if the Net Working Capital on the Closing Date is equal to or greater than the Target Working Capital, the amount, expressed as a positive number, by which the Net Working Capital on the Closing Date exceeds the Target Working Capital or (ii) if the Net Working

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Capital on the Closing Date is less than the Target Working Capital, the amount, expressed as a negative number, by which the Net Working Capital on the Closing Date is less than the Target Working Capital.

     1.2 Other Defined Terms. The following terms shall have meanings defined for such terms in the sections set forth below:

         Term                                                  Section
         ----                                                  -------
         "Allocation Accountant"                               2.3
         "Cash Payment"                                        2.4(c)
         "Casualty"                                            10.5
         "Casualty Amount"                                     10.5
         "Chambers Sale Agreement"                             6.6(e)
         "Claims Period"                                       9.1(a)
         "Closing"                                             3.1
         "Closing Purchase Price Reconciliation"               2.5(d)
         "Closing Statement"                                   2.4(a)
         "COBRA"                                               4.12(i)
         "Covenant Period"                                     6.8(a)
         "Employee Benefits Plans"                             4.12(a)
         "Employment Agreements"                               6.6(c)
         "Estimated Net Working Capital"                       2.4(a)
         "Final Net Working Capital Statement"                 2.5(a)
         "Final Net Working Capital"                           2.5(a)
         "Final Net Working Capital Adjustment"                2.5(a)
         "Insurance"                                           4.15
         "Leases"                                              4.14
         "Material Contracts"                                  4.18(a)
         "Non-Competition Agreements"                          6.6(b)
         "Non-Transferable Assets"                             3.5
         "Personal Guaranties"                                 6.6(a)
         "Preliminary New Working Capital Adjustment"          2.4(a)
         "Purchaser Claims Period"                             9.1(c)
         "Purchaser Indemnified Party"                         9.2
         "Purchaser Indemnifying Party"                        9.3
         "Real Estate Purchase Contract"                       6.6(d)
         "Restricted Activity"                                 6.8(b)
         "Seller Indemnified Party"                            9.3
         "Seller Indemnifying Party"                           9.2(a)
         "Seller's Landlord"                                   6.6(d)
         "Third Party Claim"                                   9.4(b)

     1.3 Usage of Terms. Except where the context otherwise requires, words importing the singular number include the plural number and vice versa. Use of the word "including" means "including, without limitation."

     1.4 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other

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subdivisions), Exhibits and Schedules of or attached to this Agreement, including any updated Schedules as provided for in Section 6.12, unless the context expressly, or by necessary implication, otherwise requires.

                                   ARTICLE 2

                      PURCHASE AND SALE OF PURCHASED ASSETS

     2.1 Transfer of Purchased Assets. Subject to the terms and conditions contained in this Agreement, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Purchased Assets free and clear of any Encumbrances (except the Permitted Encumbrances), and Seller shall retain the Excluded Assets.

     2.2 Assumed Liabilities; Excluded Liabilities. On the Closing Date, Purchaser shall assume and agree to pay or perform in accordance with their terms the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, Purchaser shall not assume, agree to pay, perform, discharge, bear the economic burden of or in any way be responsible for any of the Excluded Liabilities. Seller shall retain all of the Excluded Liabilities.

     2.3 Consideration; Allocation. As consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Purchaser shall pay and deliver to Seller the Purchase Price and shall assume the Assumed Liabilities. Not later than ninety (90) days after the Closing Date, Purchaser will (a) retain, at its sole cost, an outside accountant, accounting firm or evaluation firm to prepare a proposed allocation of the Purchase Price among the Purchased Assets, and (b) deliver such proposed allocation to Seller. Unless Seller objects to such allocation within sixty (60) days after receipt by Seller of such proposed allocation, such allocation shall be considered to be final. If Seller shall object to Purchaser's proposed allocation, the parties shall negotiate in good faith to reach agreement upon a final allocation. Additionally, Purchaser and Seller will (i) reflect the Purchased Assets in their books and for Tax reporting purposes in accordance with such allocation,
(ii) file all forms required under Code Section 1060 (including Form 8594) and all other Tax Returns and reports in accordance with and based upon such allocation, and (iii) unless required to do so in accordance with a "determination" as defined in Code Section 1313(a)(1), take no position in any Tax Return, Tax Proceeding, Tax audit or otherwise which is inconsistent with such allocation.

     2.4 Payments by Purchaser.

         (a) On the day prior to the Closing Date, Seller shall in good faith prepare and deliver to Purchaser a certificate (the "Closing Statement") containing (i) a pro forma estimate of the Net Working Capital as of the Closing Date (the "Estimated Net Working Capital") and (ii) a pro forma estimate of the Working Capital Adjustment (the "Preliminary Net Working Capital Adjustment"), which will be subject to examination and agreement by Purchaser as to reasonableness. The Estimated Net Working Capital is to be determined in accordance with the principles set forth on Schedule 2.4. Purchaser and Seller

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agree that the purpose of the Preliminary Net Working Capital Adjustment is to
measure changes between the Target Net Working Capital and the Estimated Net Working Capital.

         (b) Payments required to be made on the Closing Date pursuant to this
Section 2.4 will be determined on the basis of the Closing Statement and the Preliminary Net Working Capital Adjustment, as provided herein.

         (c) At the Closing, Purchaser shall pay to Seller an aggregate amount equal to Purchase Price, as adjusted by the Preliminary Net Working Capital Adjustment (the "Cash Payment"), in cash by wire transfer to an account designated by Seller to Purchaser in writing not less than two (2) business days prior to the Closing Date.

     2.5 Final Net Working Capital Statement; Final Working Capital Adjustment.

         (a) Within ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a final statement of Net Working Capital (the "Final Net Working Capital Statement") setting forth the Net Working Capital of Seller as of the Closing Date (the "Final Net Working Capital") and the final Working Capital Adjustment (the "Final Net Working Capital Adjustment"). The Final Net Working Capital Statement is to be prepared in accordance with the principles set forth on Schedule 2.4.

         (b) Within forty five (45) days following Seller's receipt of the Final Net Working Capital Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Final Net Working Capital Statement. Such notice must describe in reasonable detail the items contained in the Final Net Working Capital Statement that Seller disputes and the basis for any such dispute. If Seller does not notify Purchaser of a dispute with respect to the Final Net Working Capital Statement within such 45-day period, such Final Net Working Capital Statement will be final, conclusive and binding on the parties. In the event of a notification of a dispute by Seller, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller fail to resolve such dispute within thirty (30) days after Seller advises Purchaser of its objections, then Purchaser and Seller jointly shall engage the Independent Accountants to resolve such dispute. The Independent Accountants shall only consider those items and amounts set forth on the Final Net Working Capital Statement as to which Purchaser and Seller have disagreed within the time period specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. Upon the agreement of Purchaser and Seller or the decision of the Independent Accountants, the Final Net Working Capital Statement will be final, conclusive and binding on the parties. The fees, expenses and costs of the Independent Accountants shall be shared equally by Seller and Purchaser. The determination of the Independent Accountants, absent fraud, shall be deemed a final arbitration award that is binding on Purchaser and Seller, and neither party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the final decision of the Independent Accountants. Judgment may be entered to enforce the final decision of the Independent Accountants in any court having proper jurisdiction.

         (c) For purposes of complying with the terms set forth in this Section 2.5, each party shall cooperate with and make available to the other parties and

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their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Net Working Capital Statement and the resolution of any disputes thereunder.

         (d) Within five (5) business days after determination of the Final Working Capital Adjustment hereunder, Purchaser or Seller, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Final Working Capital Adjustment, is greater or less than the Purchase Price as adjusted by the Preliminary Net Working Capital Adjustment (such difference being the "Closing Purchase Price Reconciliation"). If the Closing Purchase Price Reconciliation is positive, Purchaser shall promptly pay such difference to Seller. If the Closing Purchase Price Reconciliation is negative, Seller shall promptly pay such difference to Purchaser. If Purchaser or Seller fails to pay any amount owing pursuant to this Section 2.5(d) within five (5) business days, then the amount owing shall be payable on demand and interest shall accrue on this unpaid amount from the date due until paid at a rate equal to the lower of twelve percent (12%) per annum or the highest rate permitted by applicable law.

     2.6 Taxes; Proration. Seller will be responsible for the payment of any sales, use, transfer, excise, stamp or other similar Taxes imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes.

     2.7 Physical Inventory. An inspection and physical count of the Inventory and Tangible Personal Property shall be conducted by Representatives of Seller and Purchaser on such date proximate to the Closing Date as the parties shall mutually agree upon. The inspection and physical count may be observed by representatives of both Seller and Purchaser. The inspection and physical count shall be conducted in accordance with such procedures as may be agreed upon by Seller and Purchaser. The cost of such inspection and physical count, other than the cost of Purchaser's auditors, shall be shared equally by Seller and Purchaser. In connection with the physical inventory, (i) Seller shall calculate the inventory value and (ii) Seller and Purchaser shall verify the presence of all of the Tangible Personal Property identified in the Tangible Personal Property List.

                                   ARTICLE 3

                                    CLOSING

     3.1 Closing. The closing of the transactions contemplated by this Agreement will be held at 10:00 a.m. local time on the Closing Date at the offices of Briggs and Morgan, P.A. or any other place as Purchaser and Seller shall mutually agree (the "Closing"). The Closing will be effective as of 11:59 p.m. Blaine, Minnesota time on the Closing Date and the calculation of the Estimated Net Working Capital and the Final Net Working Capital shall be made as of such date and time.

     3.2 Conveyances at Closing.

         (a) Upon the terms and conditions contained in this Agreement, on the Closing Date, Seller shall deliver to Purchaser (i) one or more bills of sale conveying in the aggregate all of the Purchased Assets, (ii) one or more assignments of the Intellectual Property owned by Seller or used in the Business in recordable form, (iii) the Seller's and the Seller's Affiliates' filings with the Secretary of State of Minnesota and other applicable Governmental Authorities changing the name of the Seller and Seller's Affiliates to a name that does not contain the words "Quan Emerteq" or any derivative or variation thereof , (iv) such other instruments as are reasonably requested by Purchaser to vest in Purchaser title in and to the Purchased Assets in accordance with the provisions of this Agreement and (v) such other documents and agreements as are contemplated by this Agreement.

         (b) All of such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to Purchaser and Seller, but will not diminish the status of title to the Purchased Assets required to be delivered by Seller pursuant to this Agreement.

     3.3 Assumptions at Closing.

         (a) Upon the terms and conditions contained in this Agreement, on the Closing Date, Purchaser will deliver to Seller (i) an assumption of the Assumed Liabilities, (ii) such other instruments of assumption evidencing Purchaser's assumption of the Assumed Liabilities as Seller reasonably deems necessary,
(iii) and such other documents and agreements as are contemplated by this Agreement.

         (b) All such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to Seller and Purchaser, but will not increase or decrease the Assumed Liabilities required to be assumed by Purchaser pursuant to this Agreement.

     3.4 Certificates and Other Document. Each of Purchaser and Seller shall deliver or cause to be delivered the certificates and other documents and items described in Articles 6, 7 and 8.

     3.5 Non-Transferable Assets. It is understood that certain Purchased Assets may not be immediately transferable or assignable to Purchaser, and Purchaser and Seller may mutually agree, in writing, to allow Seller to retain certain of such assets after the Closing Date (the "Non-Transferable Assets"), and this Agreement will not constitute an assignment of any such Non-Transferable Assets. In such event, (i) Seller shall use commercially reasonable efforts to obtain any consent or authorization which may be required to transfer or assign the Non-Transferable Assets to Purchaser or to remove or eliminate any impediment preventing the transfer or assignment of the Non-Transferable Assets to Purchaser, (ii) Seller shall grant to Purchaser full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that, to the extent not inconsistent with the foregoing, Purchaser have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (iii) Seller shall take all commercially reasonable actions necessary to preserve the value of the Non-Transferable Assets, (iv) Seller shall not transfer or assign the Non-Transferable Assets to any Person other than Purchaser or Purchaser's assigns, (v) Seller shall transfer or assign the Non-Transferable Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be effected and (vi) Purchaser will be responsible for obligations relating to such Non-Transferable Assets arising or occurring on or after the Closing Date as if they had been transferred or assigned to Purchaser in accordance with the terms of this Agreement. Upon the request of Purchaser, Seller shall enforce, for the account and on behalf of Purchaser, any rights of Seller arising under or in connection with any Non-Transferable Asset.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

     4.1 Organization and Authority of Seller to Conduct Business. Seller is duly organized, validly existing and in good standing under the laws of the State of Minnesota. Schedule 4.1 sets forth each jurisdiction where Seller is qualified to do business. Seller is duly qualified and in good standing in each jurisdiction where it is required to be qualified and where the failure to qualify might have a Material Adverse Effect on the Business, financial condition or operations of Seller. Seller has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

     4.2 Subsidiaries. Except as set forth on Schedule 4.2, Seller has no Subsidiaries and does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation or other Person.

     4.3 Power and Authority; Binding Effect. Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. Seller has delivered to Purchaser copies of all resolutions of the Board of Governors and Members of Seller with respect to the transactions contemplated by this Agreement, certified by the Secretary of Seller, in form reasonably satisfactory to counsel for Purchaser. No other action on the part of Seller is required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

     4.4 Title; Condition of Tangible Personal Property.

         (a) Seller has good and marketable title free and clear of all Encumbrances to all of the Purchased Assets except for the Permitted Encumbrances and the security interest held by Washington County Bank, N.A. and Center Capital Corporation. The Purchased Assets, together with any properties and assets licensed or leased by Seller and disclosed in Schedule 4.4(a), constitute all tangible and intangible assets that Seller has used in connection with the operation of the Business as conducted on the date hereof. At Closing, the Purchased Assets will be delivered free and clear of the security interest held by Washington County Bank, N.A. and Center Capital Corporation.

         (b) No repairs or replacements are necessary to the Tangible Personal Property and the Tangible Personal Property is operational and in a condition adequate and sufficient for use in the Business as it has been conducted to date, ordinary wear and tear excepted.

     4.5 No Conflict; Governmental Authorization; Required Filings and Consents.

         (a) Except as set forth on Schedule 4.5, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by the Agreement do, or will, directly or indirectly (with or without notice or lapse of time or both), contravene, violate or conflict with the Seller's Charter Documents, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of an Encumbrance of any nature whatsoever on any of the Purchased Assets of Seller pursuant to, any of the terms, conditions or provisions of any Assumed Contract.

         (b) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and the consummation of the transactions contemplated by the Agreement by the Seller will not, require any consent of or filing with or notification to, any Governmental Authority, except the Seller's and the Seller's Affiliates' filings with the Secretary of State of Minnesota and other applicable Governmental Authorities changing the name of the Seller and Seller's Affiliates to a name that does not contain the words "Quan Emerteq" or any derivative or variation thereof on the Closing Date.

     4.6 Compliance with Laws and Permits.

         (a) To the Knowledge of Seller, Seller and Seller's Predecessors have been at all times during the last three (3) years, and Seller is now being, operated in compliance with applicable Governmental Requirements for any instances of non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller. This
Section 4.6 does not apply to environmental or pollution-related Governmental Requirements or matters, it being the intent and agreement of the parties that such matters be exclusively the subject of Section 4.20.

         (b) Schedule 4.6(b) identifies all Permits issued in connection with the Business and currently in effect, and includes (i) the Governmental Authority that issued the Permit, (ii) the expiration date of each Permit, and
(iii) whether the Permit is freely transferable to Purchaser. To the Knowledge of Seller, the Permits constitute all permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business. All of the Permits are valid and in full force and effect, no violations have been experienced, noted or recorded, and no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any of the Permits.

         (c) Without limiting the provisions of Section 4.6(a) above, to the Knowledge of Seller, Seller and Seller's Predecessors have in all material respects during the last three (3) years complied with, and are now in compliance with, all requirements pursuant to the Federal Food Drug and Cosmetic Act, regulations promulgated thereunder by the U.S. Food and Drug Administration ("FDA"), and all Governmental Requirements administered or issued by any other Governmental Authority having regulatory authority over products developed, tested, manufactured, distributed or sold by Seller in the United States, including without limitation applicable FDA, pre-market approval and pre-market notification requirements. Except as disclosed on Schedule 4.6(c), all required notifications and applications have been filed with the FDA and any other such Governmental Authority and have been cleared or approved, as applicable, by the FDA and each such Governmental Authority, for any products tested, distributed or sold by Seller. Except as set forth on Schedule 4.6(c), the Seller has not received from any Governmental Authority having regulatory authority over the Business's products any notice, warning letter or other similar communication stating that Seller is in violation of any Governmental Requirements. Except as set forth on Schedule 4.6(c), none of products of the Business have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and Seller and Seller's Predecessors have not received notice, either completed or pending, or to Seller's Knowledge, of any proceeding seeking a recall, removal, or corrective action of any products. To Seller's Knowledge, no employees or agents of the Business have made an untrue statement of material fact to any Governmental Authority with respect to any product tested, manufactured, distributed, or sold by the Business. Except as set forth on Schedule 4.6(c), there has been and is no pending or, to Seller's Knowledge, threatened or anticipated FDA or other Government Authority proceeding, investigation, review, or inquiry relating to Seller's development, testing, manufacture distribution, or sale of its products.

     4.7 Financial Statements; Unknown Liabilities.

         (a) Seller has delivered to Purchaser the Financial Statements. The Financial Statements fairly present, in all material respects, the financial condition and the results of operations of Seller and Seller's Predecessor(s), as applicable, as of their respective dates and for the periods then ended, except as set forth on Schedule 4.7(a). The books and records of Seller and Seller's Predecessor(s) from which the Financial Statements were prepared fairly reflect, in all material respects, the assets, liabilities and operations of Seller and Seller's Predecessor(s), as applicable, and the Financial Statements are in conformity therewith.

         (b) Except as set forth on Schedule 4.7(b), there are, and as of the Closing Date there will be, no material liabilities or obligations of any nature, whether absolute, accrued, contingent, known, matured, unmatured or otherwise that would require disclosure in Seller's financial statements in accordance with GAAP, of Seller except (i) liabilities and obligations reflected in the Financial Statements (ii) liabilities relating to facts, circumstances or events specifically disclosed on the Schedules, (iii) liabilities reflected in the calculation of the Working Capital Adjustment as finally determined, and
(iv) liabilities and obligations incurred between the date of the Interim Financial Statements and the Closing Date in the ordinary course of business of Seller (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of Governmental Requirement).

     4.8 Tax Matters.

         (a) (i) Seller and its Predecessors have filed all Tax Returns that were required to be filed, (ii) all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, Member or other third party have been withheld, (iii) all such Tax Returns were correct and complete in all material respects when filed, (iv) all Taxes required to have been paid and relating to the Business (whether or not shown on any Tax Return) have been paid, (v) Seller and its Predecessors are not currently the beneficiary of any extension of time within which to file any Tax Return and (vi) no notice has been received by Seller or its Predecessors and no claim has been made within the last five (5) years by any Governmental Authority in a jurisdiction where Seller or its Predecessors does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) There is no dispute or claim concerning any Tax Liability of the Business, either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller has Knowledge. Schedule 4.8(b) lists all income Tax Returns filed with respect to the Business for any taxable period ended on or after December 31, 2003, indicates those Tax Returns which have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller or its Predecessors for any taxable period ended on or after December 31, 2003.

     4.9 Intellectual Property.

         (a) Schedule 4.9 lists all of the Intellectual Property that is owned by Seller or used in the conduct of the Business as of the date of this Agreement. Except as set forth on Schedule 4.9 and except for standardized software generally available to the public, Seller owns, free and clear of any Encumbrances, or has a right and/or license to use, as the case may be, all Intellectual Property used by the Business.

         (b) Except as provided in Schedule 4.9, no claim has been asserted or, to Seller's Knowledge, threatened in writing by any Person, to the effect that
(i) the Intellectual Property owned by Seller or used in the Business, or the manufacture, use or sale of any products by the Business would infringe or infringes or misappropriates the Intellectual Property rights of any Person, or
(ii) challenging or questioning the validity or effectiveness of any license or agreement with respect to the Intellectual Property owned by the Seller or used in the Business. Seller has paid all filing fees, maintenance fees and other amounts that was required to be paid and that were due and owing as of the date hereof under applicable Government Requirements with respect to the Intellectual Property owned by the Seller or used in the Business, or under any Assumed Contract relating to the Intellectual Property owned by the Seller or used in the Business. The issued patents and trademark registrations set forth on
Schedule 4.9 are valid and, to Seller's Knowledge, no challenge against any such registrations has been brought by any party in any judicial or administrative proceeding.

         (c) To the Knowledge of Seller, no Person nor such Person's business or products has infringed, or misappropriated any Intellectual Property owned by Seller or used in the Business, or currently is infringing, or misappropriating any Intellectual Property owned by Seller or used in the Business.

         (d) To Seller's Knowledge, no employee or consultant of Seller is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, non-solicitation of employees or non-competition agreement between such employee or consultant and a third party that has been violated or will be violated as a result of any of the transactions contemplated by this Agreement. Jennifer Crystal, Lee Yang, Pa Dee Vue, Angela Lee, John Lyon, Angelina Vane, Merry Yang, Yong Her and all employees of the Business that began their employment after December 1, 2006 (which includes Tom Walch, Jesse Geroy, Nick Kampa, Andrea Rassmussen, Jeremy Fossum and Sandy Jagger) have signed a confidentiality and assignment of inventions agreement substantially in the form(s) previously delivered to Purchaser. John Swoyer and Jeffrey Gagnon have signed a non-compete, non-disclosure and assignment of inventions agreement with the Seller in the form previously delivered to Purchaser. Richard Farrell and Brian Farrell have signed a non-disclosure and assignment of inventions agreement with the Seller in the form previously delivered to Purchaser. The employees referred to in this Section 4.9(d) are all of the employees in a position to invent the Intellectual Property described in Schedule 4.9 and have signed an assignment of inventions agreement with the Seller.

         (e) Except as provided on Schedule 4.9, Seller and its Predecessors have not granted any license or otherwise transferred any Intellectual Property owned by Seller or used in the Business to any Person, or agreed to indemnify any third party with respect to any alleged infringement or misappropriation of any third party's Intellectual Property by Seller or the Business. Except as provided in Schedule 4.9, Seller is not bound by or a party to any options, licenses or Contracts of any kind relating to the Intellectual Property rights of any other Person, except for standardized licensed software generally available to the public.

         (f) Except as provided on Schedule 4.9, none of the Members or current officers and employees of Seller or its Predecessors have any patents issued or applications pending for any device, process, design or invention of any kind now used in the Business, or under development or design for use in connection with the Business, which patents or applications have not been assigned to Seller, with such assignment duly recorded in the United States' Patent Office and/or such other Governmental Authority as commercially reasonable under the circumstances.

     4.10 Litigation. Except as set forth on Schedule 4.10, currently there is, and during the last three (3) years there was, no Proceeding pending or, to the Knowledge of Seller, threatened (a) against Seller or Seller's Predecessors, or their respective properties, assets or business or (b) relating to the Business and against or relating to any Member, director, officer or employee of Seller or Seller's Predecessors.

     4.11 Labor Matters.

         (a) Schedule 4.11(a) identifies for each current employee of the Seller with a current annual compensation (base salary plus bonus) for the fiscal year ended December 31, 2006 in excess of $50,000, or where annual compensation for the fiscal year ending December 31, 2007 is expected to be in excess of $50,000, his or her name, position or job title, hire date, his or her base compensation and bonus compensation earned in the fiscal year of Seller ending December 31, 2006 and his or her current base compensation.

         (b) Except as set forth on Schedule 4.11(b), Seller represents and warrants that:

               (i) It has no obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group;

               (ii) To the Knowledge of Seller, it is not engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against Seller pending or, to the Knowledge of Seller, threatened before any Governmental Authority;

               (iii) It is not experiencing, nor has it experienced during the three years immediately preceding the date of the Agreement, a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration, nor, to the Knowledge of Seller, is any such labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration threatened against Seller;

               (iv) No organizational campaign is being conducted or, to the Knowledge of Seller, contemplated and there is no pending or, to the Knowledge of Seller, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of Seller;

               (v) Except for agreements regarding confidentiality and assignment of inventions Seller has no written employment agreements with its employees; and

               (vi) There are no known claims against Seller by employees or former employees of the Business for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Governmental Requirement.

         (c) Except as set forth on Schedule 4.11(c), Seller has materially complied with, and is currently in material compliance with, all applicable Governmental Requirements relating to any of its employees or consultants (including any Governmental Requirement of the Occupational Safety and Health Administration), and Seller has not received within the past three (3) years any written notice of failure to comply with any such Governmental Requirement which has not been rectified.

         (d) Seller has on file a valid Form I-9 for each employee hired by Seller or any Predecessor of Seller on or after November 7, 1986 and for each employee where employment terminated on or after October 1, 2004. Except as set forth on Schedule 4.11(d), all employees of Seller are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Department of Homeland Security or
(iv) aliens who have been continually employed by Seller since November 6, 1986. Except as set forth on Schedule 4.11(d), Seller and its Predecessors have not been the subject of an immigration compliance or employment visit from, nor has Seller or its Predecessors been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Department of Homeland Security.

         (e) Except as set forth on Schedule 4.11(e), Seller has not terminated the employment of any employee during the ninety (90) days preceding the date of this Agreement, excluding voluntary resignation and termination for cause.

     4.12 Employee Benefits. With respect to the employee benefits:

         (a) Schedule 4.12 lists all (i) "employee benefit plans," as defined in
Section 3(3) of ERISA, (ii) all other material bonus, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured) for which Seller makes or is required to make payments, transfers, or contributions in respect of employees of Seller, and (iii) employment, consulting, termination, and severance contracts or agreements, in each case for active, retired or former employees or members of the Board of Governors of the Business (collectively, "Employee Benefit Plans").

         (b) To the Knowledge of Seller, each Employee Benefit Plan is in compliance with its terms and the requirements of applicable Laws, except where the failure to comply will not have a Material Adverse Effect. Seller does not have any commitment to create, modify or terminate any Employee Benefit Plan.

         (c) Seller and its Predecessors have never maintained or contributed to, or had any obligation to contribute to any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA).

         (d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form. Each such plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the qualified status of the plan.

         (e) To the Knowledge of Seller, neither any Employee Benefit Plan, nor any other Person has engaged in a "prohibited transaction" as defined in ERISA
Section 406 or Code Section 4975, with respect to such Employee Benefit Plan, for which no individual or class exemption exists.

         (f) There are no Proceedings pending or, to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan, its related assets or trust, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

         (g) Seller has delivered or has caused to be delivered, to Purchaser true and complete copies of (i) the Employee Benefit Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (ii) any amendments to the Employee Benefit Plans, (iii) written interpretations of the Employee Benefit Plans, (iv) material employee communications by the plan administrator of any Employee Benefit Plan (including, but not limited to, summary plan descriptions and summaries of material modifications, as defined under ERISA), (v) the three most recent annual reports on Form 5500 prepared in connection with each Employee Benefit Plan (if any such report was required), including all attachments (including without limitation the financial statements, if any) and (vi) the three most recent actuarial valuation reports prepared in connection with each Employee Benefit Plan (if any such report was required).

         (h) Except as set forth on Schedule 4.12, no Employee Benefit Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination deal, disability or other health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of Seller beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Employee Benefit Plan qualified under Section 401(a) of the Code, (iii) deferred compensation benefits accrued as liabilities on the Seller's financial statements, or (iv) benefits, the full cost which are borne by the current or former employee (or his or her beneficiary).

         (i) Seller has complied with, and satisfied, the requirements of
Section 4980B of the Code ("COBRA") with respect to each Employee Benefit Plan that is subject to the requirements of COBRA. Each Employee Benefit Plan which is a group health plan, within the meaning of Section 9832A of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code. Schedule 4.12 sets forth a list identifying each employee or other beneficiary entitled to continuation coverage under COBRA at any time during the 90 day period prior to the Closing Date.

     4.13 Transactions with Related Persons. Except as set forth on Schedule
4.13 no Related Person is presently, or at any time during the past three (3) years has been, a party to any transaction with the Seller or its Predecessors including any Contract (a) providing for the furnishing of services to or by,
(b) providing for the rental or sale of real or personal property to or from or
(c) otherwise requiring payments annually to or from (other than for services as employees of the Business) such Related Person. Except as set forth on Schedule
4.13 all such transactions with Related Persons have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party. Except as set forth on Schedule 4.13 there is no outstanding amount owing (including pursuant to any advance, note or other indebtedness instrument) from Seller to any Related Person or from any Related Person to Seller.

     4.14 Real Property. Except as set forth on Schedule 4.14, the Seller does not, nor has it or its Predecessors ever, owned any real property. Schedule 4.14 contains an accurate and complete list of all leases, subleases and any other agreements relating to the use or occupancy of real property (collectively, the "Leases"), including all amendments, supplements and other modifications thereto to which the Seller is a party or bound. The Seller has valid leasehold interests in all leased real property described in each Lease set forth in
Schedule 4.14 (or required to be set forth in Schedule 4.14), free and clear of any and all Encumbrances. Each Lease is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the transfer of the Purchased Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such Lease. The Seller has not violated and is not currently in violation of any of the terms or conditions under any such lease in any material respect, and, to the Knowledge of the Seller, all of the covenants to be performed by any other party under any such Lease have been fully performed.

     4.15 Insurance. Schedule 4.15 contains a complete and accurate list of all current policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by Seller and relating to properties, assets and personnel of the Business, including all self-insurance programs and arrangements applicable to Seller and the Business ("Insurance"). Except as set forth on Schedule 4.15, all of the Insurance is: (a) "occurrence" based, (b) in full force and effect, and (c) sufficient for compliance with all applicable Governmental Requirements and of all Contracts to which Seller is a party. Seller is not in default under any of the Insurance, and Seller has not failed to give any notice or to present any claim under any of the Insurance in a due and timely manner. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid. The Business has not experienced claims in excess of current coverage of the Insurance.

     4.16 Accounts Receivable. All of the Accounts Receivable set forth on
Schedule 1.1(b) are bona fide receivables, are reflected on the books and records of Seller, arose in the ordinary course of the Business and are recorded on the books and records in a manner consistent with past practices at their full face value net of reserves for doubtful accounts as reflected on the Closing Statement. There is no right of offset against any of the Accounts Receivable and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than ordinary course trade discounts.

     4.17 Accounts Payable/Accrued Liabilities. The Accounts Payable and Accrued Liabilities reflected on the Financial Statements, the Closing Statement and the Final Net Working Capital Statement have arisen in bona fide arm's length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by Seller, or other alleged obligations of Seller, which Seller has disputed or determined to dispute or refuse to pay.

     4.18 Material Contracts.

         (a) Schedule 4.18 sets forth a list of all Material Contracts. "Material Contracts" means all written or oral Contracts to which Seller is a party to or bound by and that constitute:

               (i) Any Contract for the purchase of materials or personal property from any supplier or for the furnishing of services to Seller that involves future aggregate annual payments by Seller of $25,000 or more;

               (ii) Any Contract for the sale, license or lease (as lessor) by Seller of services, materials, products, supplies or other assets, owned or leased by Seller;

               (iii) Any non-competition agreement, profit-sharing agreement or any other agreement or obligation which purports to restrict the conduct of any business by Seller, or the ability of Seller to operate in any geographic area;

               (iv) Any Contract or plans, including any employment, compensation, non-competition, non-solicitation, incentive, retirement, loan or severance arrangements, with any current or former Member, member of the Board of Governors, officer or employee of Seller;

               (v) Any agreement, joint venture, product development, research and development or limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

               (vi) Mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $25,000;

               (vii) Any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $25,000;

               (viii) Other Contracts not in the ordinary course of business involving annual payments made to or by Seller in excess of $25,000;

               (ix) Any Contract for the sale of any of the assets of Seller (whether by merger, sale of membership interests, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of membership interests, sale of assets or otherwise), in each case, for consideration in excess of $25,000 individually, or $50,000 in the aggregate;

               (x) Any Contract relating to the ownership, management or control of any Person in which Seller owns any equity interest;

               (xi) Any Contract pursuant to which the transactions contemplated by this Agreement would amend or modify such Contract, or would trigger the payment of revenues or fees to the counterparty of such Contract;

               (xii) Any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing Seller with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

               (xiii) Any Contract imposing any confidentiality obligation on Seller or containing "standstill" or similar provisions (A) to which any Governmental Authority is a party or under which any Governmental Authority has a right or obligation, or (B) directly or indirectly benefiting any Governmental Authority (including any subcontract or other contract between Seller and any contractor or subcontractor to any Governmental Authority);

               (xiv) Any Contract or arrangement to allocate, share or otherwise indemnify for Taxes; or

               (xv) Any Contract or arrangement (A) granting or obtaining any right to use any Intellectual Property owned by Seller or used in the Business (other than Contracts granting rights to use readily available commercial software having an acquisition price of less than $25,000 per Contract); (B) restricting Seller's right, or permitting third Persons to use, any Intellectual Property owned by Seller or used in the Business; or (C) setting forth the terms of co-existence pertaining to any Intellectual Property either owned by Seller or used in the Business.

         (b) Except as set forth on Schedule 4.18, (i) each Material Contract is legal, valid and binding on Seller and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; (ii) Seller and, to the Knowledge of Seller, each other party thereto, has performed all material obligations required to be performed by it to date under each Material Contract, except where such failure to perform would not result in a Material Adverse Effect; and (iii) neither Seller nor, to the Knowledge of Seller, has any other party thereto, violated or defaulted in any material respect or terminated, nor has Seller or, to the Knowledge of Seller, any other party thereto, given or received notice of, any material violation or default or any termination under or non-renewal of (nor, to the Knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default, termination or non-renewal under) any Material Contract, except where such violation or default would not individually or in the aggregate, have a Material Adverse Effect. Seller has provided, or made available, to Purchaser true and correct copies of each Material Contract.

     4.19 Suppliers and Customers. None of the suppliers or customers of the Business has informed Seller that it intends to terminate or materially reduce its relationship with Seller, and to the Knowledge of Seller there are no material problems or disputes with any supplier or customer of the Business. Seller believes that it has good business relationships with each of its suppliers and customers. Except as set forth on Schedule 4.19, Seller has no Knowledge that the consummation of a sale of the Purchased Assets will disrupt the existing relationships with any supplier or customer of the Business.

     4.20 Environmental. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

         (a) Except as set forth in Schedule 4.20: (i) to the Knowledge of Seller, Seller is, and for the past five years Seller and its Predecessors have been, in compliance with all applicable Environmental Laws; and (ii) Seller and its Predecessors have not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that Business is not in such compliance, and, to the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

         (b) Except as set forth in Schedule 4.20, there is no Environmental Claim pending or, to the Knowledge of Seller, threatened, against the Seller or Seller's Predecessors.

         (c) Except as set forth in Schedule 4.20, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Substances which could form the basis of any Environmental Claim against Seller, or to the Knowledge of Seller, against any Predecessor.

         (d) Seller has made available to Purchaser true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by Seller pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Business, or regarding the Seller's or Seller's Predecessors compliance with applicable Environmental Laws.

     4.21 Absence of Certain Changes. From December 31, 2006 to the date hereof, except as set forth on Schedule 4.21 or otherwise contemplated by this Agreement, Seller has conducted its business in all material respects in the ordinary course and consistent with past practice and there has not been:

         (a) Any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Seller (whether or not covered by insurance) that constitutes a Material Adverse Effect;

         (b) Any amendment, modification or termination of any existing action by Seller enter into, or suffer any of the assets owned or used by it to become or enter into, any new Contract that has had or would have a Material Adverse Effect; or

         (c) Any change of the methods of accounting or accounting practices, business or manner of conducting business of Seller or any other event or development that has had, or would have individually or in the aggregate, a Material Adverse Effect.

     4.22 Inventories. Except as set forth on Schedule 4.22, (a) the Inventory is in the physical possession of Seller, and (b) none of the Inventory is held on consignment by others. The Inventory has been, determined and valued on a first-in first-out basis (but not in excess of net realizable value) in accordance with GAAP, applied on a basis consistent with the Financial Statements. The Inventory was acquired or produced by Seller in the ordinary course of business.

     4.23 Products; Product Warranties. Purchaser has been provided copies of the forms of product warranty relating to all product lines currently produced or sold by Seller. In addition:

         (a) Seller and Seller's Predecessors have not received any notice of claims for Product Liability under contractual requirements or warranties, express or implied, applicable to products sold by the Business, except for ordinary course warranty claims that are addressed by replacement of the product.

         (b) Seller has no Knowledge of any defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by the Business during the past three (3) years or any defect in repair to any such products which could give rise to any claims in excess of historical warranty expenses; provided, however, that for purposes of this paragraph improvements made to products in the ordinary course of business shall not be interpreted as an indication of the existence of any defects.

         (c) Except as provided in any of the standard product warranties provided to Purchaser or as set forth on Schedule 4.23, the Business has not sold any products or services which are subject to an extended warranty of Seller beyond twelve (12) months and which warranty has not yet expired.

     4.24 No Brokers. Seller has not entered into any agreement, arrangement or understanding with any Person which will result in any obligation by Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

     4.25 Material Misstatements or Omissions. None of the representations and warranties by Seller in this Agreement contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     5.1 Organization and Good Standing. Purchaser consists of (i) Greatbatch, Ltd., which is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; and (ii) Cardinal Acquisition Corporation, which is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

     5.2 Authority; Authorization; Binding Effect. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement (including, without limitation, the issuance of restricted shares as provided for in Section 6.6), and to perform its obligations under this Agreement. Purchaser has delivered to Seller copies of all resolutions of the board of directors of Purchaser with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Purchaser, in form reasonably satisfactory to counsel for Seller. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.

     5.3 No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement (including, without limitation, the issuance of restricted stock in accordance with Section 6.6) and the performance by Purchaser of its obligations under this Agreement, do not and will not result in or constitute (a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Purchaser,
(b) a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser is a party or (c) a violation by Purchaser of any Governmental Requirement.

     5.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

     5.5 No Proceedings. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

     5.6 Sufficient Funds. Purchaser has sufficient funds to perform its obligations under this Agreement, including, without limitation, its obligation to pay the Purchase Price, and the other transactions contemplated by this Agreement.

     5.7 No Brokers. Purchaser has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

     5.8 Restricted Stock. The Greatbatch, Inc. restricted common stock, when issued in accordance with the Chambers Sale Agreement, shall have been duly authorized, validly issued, fully paid, nonassessable and contain no restrictions except for those expressly set forth in the restricted stock agreements to be entered into with the recipients thereof. None of the shares of such restricted stock were issued in violation of the Securities Act of 1933 or any other Governmental Requirement.

     5.9 Material Misstatements or Omissions. None of the representations and warranties by Purchaser in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 6

                            COVENANTS AND AGREEMENTS

     Seller and Purchaser each covenant and agree with the other as follows:

     6.1 Consents. Subject to Section 6.2(a) below, between the date of this Agreement and the Closing Date, Seller and Purchaser will cooperate with each other in obtaining the consents identified in Schedule 6.1 to this Agreement.

     6.2 Cooperation.

         (a) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall each use its respective commercially reasonable efforts, in good faith, to take or cause to be taken all action reasonably necessary or desirable on its part so as to permit consummation of the transactions contemplated by this Agreement on or at the earliest reasonably practicable date including, without limitation, any consents or approvals of third persons as contemplated by Section 6.1 above. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested from time to time after the Closing Date by any other party to carry out the terms and provisions and intent of this Agreement. Subject to the terms and conditions of this Agreement, no party hereto shall knowingly take or fail to take any action that would substantially impair the prospects of, or materially delay, completing the transactions contemplated by this Agreement.

         (b) Unless prohibited by applicable law, Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event known to it which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 7.1 or 8.1, as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of Seller or Purchaser known to Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use commercially reasonable efforts to remedy such failure.

         (c) In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Seller, Purchaser will and will cause its representatives to promptly redeliver or cause to be redelivered, all copies of documents and information furnished by Seller, as the case may be, or its representatives to such party and its representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Purchaser or its representatives.

         (d) Each party shall provide the other party with such historical financial information regarding it as the other party may reasonably request for disclosure purposes under the Securities Laws.

     6.3 Press Releases. Seller and Purchaser shall agree with each other as to the form and substance of any press release prior to Closing related to this Agreement, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party or after the Closing, from making any disclosure which is required by any Governmental Requirement or any requirement of the New York Stock Exchange.

     6.4 Actions Pending the Closing.

         (a) From the date hereof until the Closing Date, and except as otherwise provided for by this Agreement, or consented to or approved by Purchaser, Seller shall use its commercially reasonable efforts to preserve in all material respects its properties, business and relationships with customers, employees and other Persons in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

         (b) Without limiting the generality of Section 6.4(a), above, from the date hereof until the Closing Date, Seller shall not, except with the prior written consent of Purchaser and except as expressly contemplated or permitted by this Agreement:

               (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (ii) incur any indebtedness in an amount greater than $10,000;

               (iii) amend its governing or organizational documents;

               (iv) waive or release any material right or cancel or compromise any material debt or claim;

               (v) liquidate or sell or dispose of any Purchased Assets or acquire any material assets other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (vi) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

               (vii) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of Seller in this Agreement inaccurate or breached such that the conditions in
Section 8.1 or 8.2 will not be satisfied; or

               (viii) agree or consent to do any of the foregoing.

     6.5 Seller's Employees.

         (a) After the Closing Date (or as soon thereafter as may be practicable), Purchaser shall offer employment to substantially all of Seller's employees on such terms and conditions (including benefits) as may be determined by Purchaser in its reasonable discretion but which in the aggregate will be comparable to the terms and conditions under which such Seller's employees were employed prior to the Closing Date, but not superior to the employment terms provided to Purchaser's own employees on the Closing Date. For purposes of determining eligibility for and vesting of such employee benefits (and not for benefit accrual purposes), service with Seller or any predecessor thereto prior to the Closing Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of Purchaser. This Section 6.5(a) shall not be construed to limit the ability of Purchaser to terminate the employment of any employee at any time for any reason or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

         (b) Seller is responsible for providing all notices and other communications to Seller's employees that are required under the Worker Adjustment and Retraining Notification Act.

     6.6 Other Agreements.

         (a) Each of the individuals listed on Schedule 6.6(a) attached hereto shall enter into a Guaranty Agreement with Purchaser, in substantially the form attached hereto as Exhibit A (the "Personal Guaranties").

         (b) The Members shall each enter into a five (5) year Non-Competition Agreement with Purchaser, in substantially the form attached hereto as Exhibit B (the "Non-Competition Agreements").

         (c) Purchaser shall enter into an employment agreement with those employees listed on Schedule 6.6(c) in substantially the form attached hereto as Exhibit C (the "Employment Agreements").

         (d) Seller's landlord, Farrell Properties, LLC ("Seller's Landlord") and Purchaser, will (i) enter into a Real Estate Purchase Contract for the real property leased and used by the Business and located at 10675 Naples Street NE, Blaine Minnesota (the "Real Estate Purchase Contract").

         (e) Janus Medical and Purchaser will enter into a Membership Interest Purchase Agreement in connection with Janus Medical's sale of all of its outstanding membership interests in Chambers Medical, LLC, a Minnesota limited liability company, in substantially the form attached hereto as Exhibit D (the "Chambers Sale Agreement").

     6.7 Use of Name. After the Closing, neither Seller nor any of its Affiliates will use the name "Quan Emerteq" or any trade name included within the Intellectual Property owned by Seller or used in the Business and being conveyed to Purchaser, any derivative or variation thereof or any name similar thereto.

     6.8 Non-Competition and Confidentiality.

         (a) In consideration of the Purchase Price and Purchaser's covenants set forth in this Agreement the Seller agrees that, for the period beginning on the Closing Date and ending five (5) years thereafter (the "Covenant Period"), it will not:

               (i) directly or indirectly, for its own account or as an agent, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 1% or less of any class of publicly traded securities), or otherwise, anywhere in the world, design, manufacture, sell, distribute or market or attempt to sell, distribute or market any product or service that is competitive, directly or indirectly, with the Business (the "Restricted Activity"), or call on or solicit business from any current customer of the Business or any customer who has purchased products or services from the Business within 12 months prior to the date of this Agreement for any Restricted Activity.

               (ii) employ or solicit the employment of any person who was employed by Seller (or by any of Seller's Affiliates if in connection with the Business) on the date of this Agreement or within six (6) months prior to such date.

In the event of a breach by Seller or its Affiliates of any covenant set forth in Subsections 6.8(a)(i) or 6.8(a)(ii), the term of such covenant will be extended by the period of the duration of such breach.

         (b) Seller has had access to and has gained knowledge with respect to the Business, including trade secrets, financial results and information, processes and techniques, cost data, methods of doing business and information concerning customers and suppliers and other valuable and confidential information relating to the Business (the "Confidential Information"). Seller acknowledges that unauthorized disclosure or misuse of the Confidential Information, whether before or after Closing, will cause irreparable damage to Purchaser subsequent to the Closing. Seller agrees that covenants by it not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the Business. Accordingly, Seller agrees that it will not use or disclose any Confidential Information of the Business, other than information generally available to the public through sources other than Seller and its Members.

     6.9 Remedies. The covenants contained in Section 6.8 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 6.8 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Section 6.8, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained. The rights and remedies provided by Section 6.8 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

     6.10 Access to Records and Personnel.

         (a) For a period of six (6) years after the Closing Date, Seller and its Representatives will have reasonable access to (including the right to make copies of) all books and records of Seller transferred to Purchaser hereunder, and to all former employees of Seller having knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to (i) liabilities of Seller not assumed by Purchaser hereunder, (ii) all matters as to which Seller is required to provide indemnification under this Agreement, or (iii) the preparation of any Tax Returns required to be filed by Seller with respect to any periods prior to the Closing. Such access will be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt Purchaser's normal business operations. Seller will be solely responsible for any costs or expenses incurred by it pursuant to this Section. If Purchaser wishes to dispose of any of such books and records prior to the expiration of the six-year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at the expense of Seller, to segregate and remove such books and records as Seller may select.

         (b) For a period of six (6) years after the Closing Date, Purchaser and its Representatives will have reasonable access to (including the right to make copies of) all of the books and records relating to the Business which Seller or any of its Representatives may retain after the Closing Date. Such access will be afforded by Seller and its Representatives upon receipt of reasonable advance notice and during normal business hours. Purchaser will be solely responsible for any costs and expenses incurred by it pursuant to this Section. If Seller wishes to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser's expense, to segregate and remove such books and records as Purchaser may select.

     6.11 Retention Payments and Employee Bonus Pool Payment.

         (a) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser will (i) pay, within thirty (30) days following the one year anniversary of the Closing, to each employee identified in Schedule 6.11 the amounts set forth opposite his or her name, provided that such employee entitled to receive such amount is employed by the Purchaser on the one year anniversary date of the Closing (the "Retention Payments"); and (ii) pay, in the aggregate and no later than March 31, 2008, One Hundred Sixty Thousand Dollars ($160,000) cash to the current employees of the Seller then employed by the Purchaser (excluding the Members) as an employee bonus payment for such employees (the "Purchaser Employee Bonus Payment"). Notwithstanding anything to the contrary contained in this Agreement, the Retention Payments and Purchaser Employee Bonus Payment shall not be included in any Net Working Capital calculation or Working Capital Adjustment.

         (b) Notwithstanding anything to the contrary in this Agreement, the Purchaser will pay, in the aggregate and no later than March 31, 2008, an additional One Hundred Sixty Thousand Dollars ($160,000) cash to the current employees of the Seller then employed by the Purchaser (excluding the Members) as an employee bonus payment for such employees (the "Seller Employee Bonus Payment"). The Seller Employee Bonus Payment shall be included in any Net Working Capital calculation or Working Capital Adjustment.

         (c) The allocation of the payments of the Seller Employee Bonus Payment and the Purchaser Employee Bonus Payment among Seller's former employees shall be determined by the board of Purchaser in a manner consistent with Seller's past practices.

     6.12 Notification of Schedule Update. Between the date of this Agreement and the Closing Date, Seller will promptly notify Purchaser in writing if Seller becomes aware of any fact or condition that causes or constitutes a material inaccuracy in any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material inaccuracy in any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in a Schedule if the Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Purchaser a supplement to the Schedule specifying such change, which change shall be included in the Schedule unless Purchaser objects in writing to such inclusion at or prior to the Closing. If Purchaser objects to a proposed supplement to the Schedule, the parties shall negotiate in good faith to resolve Purchaser's objection. If the parties are unable to resolve Purchaser's objection to the proposed supplement to the Schedule, the sole remedy of Purchaser will be termination of this Agreement in accordance with Section 10.1(e) hereof. During the same period, Seller will promptly notify Purchaser of the occurrence of any event that could reasonably be anticipated to make the satisfaction of the conditions in Article 8 impossible or unlikely.

     6.13 Environmental Insurance Coverage. The parties understand and agree that Purchaser will apply for and obtain a pollution legal liability insurance policy or binding commitment from a reputable insurance company (a) naming the Seller, the individuals listed on Schedule 6.6(a), Seller's Landlord and the Purchaser as named insureds, (b) having coverage limits of Ten Million Dollars ($10,000,000) and a deductible of Fifty Thousand Dollars ($50,000), and (c) having a term of five (5) years (the "Environmental Insurance Policy"). All premiums, taxes and costs of the Environmental Insurance Policy shall be borne equally by the Seller and Purchaser, and paid at or prior to the Closing. Purchaser will be solely responsible for paying any deductible in connection with claims made under the Environmental Insurance Policy, which shall not be included as part of the Threshold Amount (as defined in Section 9.2(b)).

                                   ARTICLE 7

                       CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Seller's absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

     7.1 Representations and Warranties. The representations and warranties of Purchaser set forth in Article 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Seller.

     7.2 Covenants. Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

     7.3 No Proceedings. No Proceeding will be pending, threatened or anticipated against Purchaser, Seller seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

     7.4 Closing Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by its respective chairman, chief executive officer, president, executive vice president or senior vice president to the effect that the conditions set forth in paragraphs 7.1 and 7.2 have been satisfied.

     7.5 Closing Documents. Purchaser shall have made or caused to be made delivery to Seller of the items set forth in Section 3.3(a) and the Cash Payment.

     7.6 Purchase of Facility. Purchaser will have executed and delivered to Seller's Landlord the Real Estate Purchase Contract, in such form and with such terms acceptable to Seller's Landlord, and all other conditions to closing set forth in the Real Estate Purchase Contract have, to Seller's Landlord's reasonable discretion, been satisfied.

     7.7 Employment Agreements. An authorized officer of Purchaser will have executed and delivered the Employment Agreements to the employees listed on
Schedule 6.6(c).

     7.8 Issuance of Environmental Insurance Policy. The Purchaser will have been issued the Environmental Insurance Policy or a binding commitment therefore as described in Section 6.13.

                                   ARTICLE 8

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Purchaser's absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

     8.1 Representations and Warranties. The representations and warranties of Seller set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Purchaser.

     8.2 Covenants. Seller will have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

     8.3 No Proceedings. No Proceeding will be pending, threatened or anticipated against Purchaser or Seller seeking to enjoin, or adversely affecting, the transactions contemplated by this Agreement.

     8.4 Closing Certificate. Seller will have delivered to Purchaser a certificate, dated the Closing Date and signed by its chief manager and president, to the effect that the conditions set forth in paragraphs 8.1 and 8.2 have been satisfied.

     8.5 Non-Competition Agreements. Seller's Members will have executed and delivered to Purchaser the Non-Competition Agreements.

     8.6 Employment Agreements. The employees listed on Schedule 6.6(c) will have executed and delivered Employment Agreements to Purchaser.

     8.7 Purchase of Facility. Seller's Landlord will have executed and delivered to Purchaser the Real Estate Purchase Contract, in such form and with such terms acceptable to Purchaser, and all other conditions to closing set forth in the Real Estate Purchase Contract have, to Purchaser's reasonable discretion, been satisfied.

     8.8 Issuance of Environmental Insurance Policy. The Purchaser will have been issued the Environmental Insurance Policy or a binding commitment therefore as described in Section 6.13.

     8.9 Sale of Chambers Membership Interest. Janus Medical will have executed and delivered to Purchaser the Chambers Sale Agreement.

     8.10 No Material Adverse Effect. Seller shall not have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event (other than the decision to enter into this Agreement) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     8.11 Closing Documents. Seller shall have made or caused to be made delivery to Purchaser of the items set forth in Section 3.2(a).

                                   ARTICLE 9

                         SURVIVAL AND INDEMNIFICATIONS.

     9.1 Survival of Representations, Warranties, Covenants and Agreements.

         (a) All representations and warranties of Seller contained in this Agreement will survive the Closing Date for a period of eighteen (18) months; except that (i) the representations and warranties in Section 4.3 (Power and Authority; Binding Effect), Section 4.4 (Title) and Section 4.24 (Brokers) will survive indefinitely, (ii) the representations and warranties contained in
Section 4.8 (Taxes) and Section 4.12 (Employee Benefits) shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extension thereof), and (iii) the representations and warranties contained in Section 4.20 (Environmental) will survive the Closing for a period of five (5) years (the period applicable to such representations and warranties shall be referred to as the "Claims Period"). Any claim made by Purchaser with respect to the representations and warranties of Seller and its Predecessors contained in this Agreement must be initiated by Purchaser during the applicable Claims Period. All of the representations and warranties of Seller contained in this Agreement will in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Purchaser or its Representatives.

         (b) All covenants and agreements of Seller contained in this Agreement (including, but not limited to, the obligation of Seller to convey the Purchased Assets to Purchaser free and clear of any Encumbrance (except the Permitted Encumbrances) and the indemnification obligations of Seller set forth in Section 9.2) will survive the Closing Date until fully performed or discharged.

         (c) All representations and warranties of Purchaser contained in this Agreement will survive the Closing Date for a period of eighteen (18) months ("Purchaser Claims Period"). Any claim made by Seller with respect to the representations and warranties of Purchaser contained in this Agreement must be initiated during Purchaser Claims Period. All covenants and agreements of Purchaser contained in this Agreement (including, but not limited to, the obligation of Purchaser to pay the Purchaser Employee Bonus Payment, the Seller Employee Bonus Payment, the Retention Payments and the indemnification obligations of Purchaser set forth in Section 9.3) will survive the Closing Date until fully performed or discharged.

     9.2 Indemnification by Seller.

         (a) Subject to the terms and conditions contained in this Agreement, following the Closing, Purchaser and its Affiliates, respective officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by Seller (the "Seller Indemnifying Party"), for and against any and all losses, damages, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter a "Loss"), arising out of or resulting from:

               (i) the breach of any representation or warranty made by Seller contained in this Agreement;

               (ii) the breach of any covenant or agreement by Seller contained in this Agreement;

               (iii) any Excluded Liability or any liability or obligation of Seller not included in the Assumed Liabilities;

               (iv) any Employee Benefit Plan;

               (v) any liability, payment or obligation in respect of any Tax Liabilities owing by Seller or Seller's Predecessors of any kind or description (including interest and penalties with respect thereto);

               (vi) except for Assumed Liabilities, resulting from or arising out of the conduct of the Business (including, but not limited to, any Products Liabilities) at any time on or prior to the Closing Date including, but not limited to, any Proceeding against the Seller or Seller's Predecessors and any litigation or similar matter arising out of such conduct, whether or not described or required to be described on Schedule 4.10; and

               (vii) Seller's failure to comply with bulk sales laws and any equivalent bulk transfer tax laws notwithstanding Purchaser's waiver of Seller's compliance therewith pursuant to this Agreement.

         (b) Notwithstanding anything to the contrary contained in this Agreement, Seller's aggregate liability for any and all claims for indemnification under Section 9.2(a)(i) will be limited to an amount not to exceed Five Million Five Hundred Thousand Dollars ($5,500,000) and Seller shall be so liable only if the aggregate amount of such claims for indemnification exceeds Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount"). Once such aggregate amount of such claims for indemnification exceeds the Threshold Amount, the Purchaser shall be entitled to indemnification under this Article 9 for the aggregate amount of all such liabilities, regardless of the Threshold Amount, except that a breach of a representation or warranty or misrepresentation made by Seller in Section 4.3 or the first sentence of Section 4.4(a), and any claim arising from fraud will not be so limited.

     9.3 Indemnification by Purchaser. Subject to the terms and conditions contained in this Agreement, following the Closing, Seller and its Affiliates, respective officers, members of the Board of Governors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by Purchaser (the "Purchaser Indemnifying Party") for and against any and all Losses, arising out of or resulting from:

         (a) the breach of any representation or warranty made by Purchaser contained in this Agreement;

         (b) the breach of any covenant or agreement by Purchaser contained in this Agreement; or

         (c) resulting from or arising out of the conduct of the Business at any time after the Closing Date (except for matters for which Purchaser is entitled to indemnification from Seller under Section 9.2 above).

     9.4 Notice of Loss; Third Party Claims.

         (a) Subject to Section 9.1 above, in the event that an Indemnified Party proposes to make a claim for indemnification pursuant to Section 9.2 or
9.3 hereof (other than a Third Party Claim as discussed below), the Indemnified Party will deliver, on or prior to the date upon which the applicable representations, warranties, indemnities or covenants expire pursuant to Section 9.1, written notice to the Indemnifying Party which states (i) that a Loss has occurred, (ii) the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, and (iii) each individual item of Loss or other claim, in reasonable detail, including the amount and date of such Loss (to the extent reasonably ascertainable). No claim may be made with respect to a breach of any representation or warranty hereunder after the expiration of the applicable Claims Period.

         (b) If the Indemnified Party shall receive notice of any action, audit, demand or assessment (each, a "Third Party Claim") against it or which may give rise to a claim for indemnification pursuant to Section 9.2 or 9.3, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice within said 30 day period shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent that the Indemnifying Party is materially prejudiced by such failure (but in no event shall any such failure or delay extend the survival period set forth in Section 9.1 above). If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would, in the reasonable judgment of counsel to the Indemnified Party, make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required at the expense of the Indemnifying Party and such counsel shall be entitled to full participation in the defense of or prosecution of counterclaims related to any such claim and the Indemnifying Party shall direct its counsel to reasonably cooperate in connection therewith. Notwithstanding anything herein to the contrary, in the event of any Third Party Claim brought by, on behalf of or for the benefit of any affiliate of the Indemnifying Party, then the Indemnified Party shall control the defense thereof, at the expense of the Indemnifying Party, notwithstanding the Indemnifying Party's obligation to indemnify the Indemnified Party therefore. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

     9.5 Environmental Remedies. Notwithstanding any provision in this Agreement to the contrary, (a) Seller shall have no indemnification obligations with respect to any Losses arising from a breach of any representation or warranty set forth in Section 4.20, and (b) Purchaser's sole remedy for any such breach of Section 4.20 or Losses relating to any Environmental Claim shall be the insurance proceeds from the Environmental Insurance Policy.

     9.6 Other Remedies. Except for fraud and equitable remedies that may exist relating to a breach of the obligations in Section 6.8 above, and the environmental remedies provided for in Section 9.5 above, the indemnification rights provided for in this Article 9 shall be the sole and exclusive remedy of Purchaser, after the Closing, for any breach by Seller of the representations, warranties or covenants contained in this Agreement or any schedule or document related to or delivered pursuant to this Agreement. Notwithstanding the foregoing, to the extent that the Seller is liable to Purchaser for any claim arising under this Agreement or any schedule or document related to or delivered pursuant to this Agreement, the Parties acknowledge that the Members are jointly and severally liable for such claim pursuant to the terms and conditions of their Personal Guaranties.

     9.7 Insurance. The amount which an Indemnifying Party is required to pay to, for, or on behalf of any Indemnified Party pursuant to this Article 9 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related indemnifiable Loss net of any co-payment, retrospective premium adjustment, and increased premiums resulting from such Loss. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making any payment referred to hereunder.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 Termination. This Agreement may be terminated:

         (a) At any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

         (b) At any time on or prior to the Closing Date, by Purchaser in writing if Seller has, or by Seller in writing if Purchaser has, in any material respect, breached (a) any material covenant or agreement contained herein or (b) any material representation or warranty contained herein, and in either case (x) such breach has not been cured within 10 days after the date on which written notice of such breach is given to the party committing such breach and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby;

         (c) At any time, by any party hereto in writing, if any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting the transactions contemplated herein;

         (d) By any party hereto in writing, if the Closing Date has not occurred by the close of business on December 31, 2007 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein; or

         (e) By Purchaser's delivery of a written notice of objection to a proposed supplement to the Schedules pursuant to the procedures described in
Section 6.12 hereof. In order to terminate this Agreement, such proposed supplement to the Schedules must be material to the representation or warranty so modified and the parties are unable to resolve Purchaser's objection after negotiating in good faith to resolve such objection.

     10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and have no effect, except that a termination pursuant to Section 10.1(b) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

     10.3 Waiver.

     Except where not permitted by applicable Governmental Requirements, Purchaser and Seller, by written instrument signed by such party, may at any time extend the time for the performance of any of the obligations or other acts of Seller, on the one hand, or Purchaser, on the other hand, and may waive (a) any inaccuracies of such parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto or thereto, (b) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (c) the performance by such parties of any of its obligations set out herein or therein. No such waiver or extension shall be effective unless specifically made in such writing and waiver by a party of any breach of or failure to comply with any of the provisions of this Agreement by the other party shall not be construed as, or construe a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

     10.4 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

     10.5 Risk of Loss. Risk of loss with respect to any property or assets of Seller will be borne by Seller at all times prior to the Closing and will pass to Purchaser only upon transfer to Purchaser at Closing of title to the Purchased Assets; notwithstanding the foregoing, risk of loss with respect to any Non-Transferable Assets will also pass to Purchaser at Closing. If any of the Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a "Casualty"), Seller shall promptly notify Purchaser in writing of such Casualty and the details thereof and shall answer promptly any reasonable requests from Purchaser for details or information. Purchaser shall thereafter proceed with the Closing, except that in the event of a Casualty to the Tangible Personal Property, the Purchase Price will be reduced by the dollar amount (based upon replacement value) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty will be payable to Seller); provided, however, that if such Casualties materially interfere, in Purchaser's reasonable discretion, with the operation of the Business, Purchaser may terminate this Agreement. Purchaser must exercise its option to terminate by written notice to Seller within fifteen (15) days or the number of days remaining to the Closing, whichever is less, after the later of Purchaser receiving (a) written notice of any such Casualty and (b) satisfactory responses to all of its reasonable requests, if any, for details or information. If this Agreement is not terminated by Purchaser pursuant to this Section and if Purchaser and Seller are unable to agree as to the dollar amount of the loss (based upon replacement value) or the insurance proceeds to be recovered, Purchaser and Seller shall proceed with the Closing as scheduled, except that Purchaser shall place in escrow (to be held pending agreement as to the final amount) an amount (based upon estimated replacement value of the damaged or destroyed property) as determined by a firm selected by the Independent Accountants (the "Casualty Amount"), and the payments to be made by Purchaser on the Closing Date pursuant to this Agreement will be reduced by the Casualty Amount. An escrow agent shall hold the Casualty Amount until the dispute has been resolved following the Closing either by agreement of Purchase and Seller or otherwise. In the event that the actual Casualty loss is greater than or less than the Casualty Amount held in escrow, to the extent necessary, the parties shall make appropriate adjustment payments.

     10.6 Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any party to another must be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) mailed by certified mail, postage prepaid (such mailed notice to be effective three (3) business days after the date it is mailed), (c) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) business day after the date it is sent by courier) or (d) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, as follows:

         If to Seller, addressed to:

         Quan Emerteq, LLC
         10675 Naples Street NE
         Blaine, MN  55449
         Attention:  John Farrell
         Telephone:  (763) 225-8238
         Facsimile:  (763) 786-7411

         With a copy to:

         Briggs and Morgan, P.A.
         2200 IDS Center
         80 South Eighth Street
         Minneapolis, MN 55402
         Attention: Patrick S. Williams
         Telephone:        (612) 977-8274
         Facsimile:        (612) 977-8650

         If to Purchaser, addressed to:

         Cardinal Acquisition Corporation
         c/o Greatbatch Ltd.
         9645 Wehrle Drive
         Clarence, New York 14031
         Attention:      Timothy G. McEvoy, General Counsel
         Telephone:      (716) 759-5623
         Facsimile:      (716)  759-5815

         With a copy to:

         Hodgson Russ LLP
         The Guaranty Building
         140 Pearl Street, Suite 100
         Buffalo, New York 14202-4040
         Attention:      Robert B. Fleming
                         Kristy L. Berner
         Telephone:      (716) 856-4000
         Facsimile:      (716) 849-0349

Any party may designate in a writing to any other party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

     10.7 Choice of Law. This Agreement is governed by and will be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Minnesota without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized will govern.

     10.8 Expenses. Each party hereto shall bear and pay all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated in this Agreement, including, but not limited to, the costs, fees and expense s of its own financial consultants, accountants and counsel.

     10.9 Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

     10.10 Entire Agreement. This Agreement and the Real Estate Purchase Agreement contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the parties to this Agreement with respect to the subject matter of this Agreement. A breach under the Real Estate Purchase Agreement by a party hereto or its affiliate will be deemed to be a breach under this Agreement by such party or such party that is the affiliate of the breaching party. For purposes hereof, Farrell Properties, LLC is deemed an affiliate of Seller.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other parties will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other parties an original signature page by overnight mail.

     10.12 Consent to Jurisdiction. Each party to this Agreement hereby (i) consents to submit himself, herself or itself to the personal jurisdiction of the Federal courts of the United States located in Minnesota or, if such courts do not have jurisdiction over such matter, to the applicable courts of the State of Minnesota located in Minneapolis, Minnesota, (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement will be litigated in such courts and (iii) irrevocably agrees that he, she or it will not institute any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts. Each party to this Agreement accepts for himself, herself or itself and in connection with his, her or its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

     10.13 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.




                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties to this Agreement have executed or caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.

PURCHASER:             CARDINAL ACQUISITION CORPORATION


                       By:_____________________________________________
                       Name: Thomas J. Mazza
                       Title:  Senior Vice President and Chief Financial Officer


                       GREATBATCH LTD.


                       By:_____________________________________________
                       Name: Thomas J. Mazza
                       Title:  Senior Vice President and Chief Financial Officer


SELLER:                QUAN EMERTEQ, LLC


                       By:_____________________________________________
                       Name:  John Farrell
                       Title: Chief Manager and President

                                    EXHIBIT A

                            FORM OF PERSONAL GUARANTY


                                 (see attached)

                                    EXHIBIT B

                        FORM OF NON-COMPETITION AGREEMENT


                                 (see attached)

                                    EXHIBIT C

                          FORM OF EMPLOYMENT AGREEMENT


                                 (see attached)

                                    EXHIBIT D

                         FORM OF CHAMBERS SALE AGREEMENT


                                 (see attached)